Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 24, 2008	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2008

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2008.

The Company’s revenues increased 3.6% to $59,971,000 compared with $57,868,000 for the second quarter of 2007.  Gaming revenues improved 2.5% compared to the second quarter of 2007, primarily the result of increased slot win.  Other operating revenues improved 16.7% from higher room revenue resulting from the Company’s expanded hotel and from higher food and beverage revenues.  Occupancy levels in the Dover Downs Hotel were approximately 81% for the second quarter of 2008.

Gaming expenses were higher from the increased revenue, as well as from certain one time expenses incurred during the quarter due to special legislation enacted in June 2007 applicable to the State of Delaware’s fiscal year ended June 2008 only.  These non-recurring gaming expenses were approximately $550,000 in the quarter and related to a guaranteed tax that the Company was obligated to pay and a tax on promotional slot play in excess of a legislative limit for the period.

Interest expense increased $180,000 to $631,000 during the quarter, primarily from borrowings related to share buybacks.  In addition, interest related to the Dover Downs Hotel expansion ceased being capitalized upon its opening in October of 2007.  Depreciation expense increased $744,000, primarily related to the expansion of the Dover Downs Hotel.

Net earnings were $5,698,000 compared with $6,404,000 for the second quarter of 2007. Net earnings per diluted share were $.18 for the quarter compared with $.20 per diluted share in 2007.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “We are pleased with our results for the second quarter, especially given the tenuous economic environment.  We were able to grow our slot win and overall revenues during a challenging quarter, and believe our recent expansion projects will continue to help us grow.”

The Company’s Phase VI casino expansion, The Colonnade, was partially opened to the public on July 10 with Doc Magrogan’s Oyster House, Sweet Perks Too, the Dover Downs’ Fire & Ice Lounge and more than 500 slot machines debuting.  Two more restaurants and four retail outlets are scheduled to open in late summer.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.05 per share. The dividend is payable on September 10, 2008 to shareholders of record at the close of business on August 10, 2008.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 165,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Gaming (1)	$54,643	$53,303	$110,643	$110,275
Other operating (2)	5,328	4,565	9,117	8,224
	59,971	57,868	119,760	118,499
Expenses:
Gaming	41,443	39,292	83,854	81,143
Other operating	4,182	4,001	7,481	7,281
General and administrative	1,596	1,534	3,360	3,104
Depreciation	2,479	1,735	4,860	3,477
	49,700	46,562	99,555	95,005

Operating earnings	10,271	11,306	20,205	23,494

Interest expense	631	451	1,566	975

Earnings before income taxes	9,640	10,855	18,639	22,519

Income taxes	3,942	4,451	7,620	9,234

Net earnings	$5,698	$6,404	$11,019	$13,285

Net earnings per common share:
- Basic	$0.18	$0.20	$0.35	$0.41
- Diluted	$0.18	$0.20	$0.35	$0.41

Weighted average shares outstanding:
- Basic	31,434	32,341	31,430	32,321
- Diluted	31,585	32,783	31,626	32,716

(1)

Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash	$19,678	$22,456
Accounts receivable	2,758	4,560
Due from State of Delaware	5,690	10,530
Inventories	2,049	1,858
Prepaid expenses and other	2,485	2,251
Receivable from Dover Motorsports, Inc.	1	—
Prepaid income taxes	219	—
Deferred income taxes	1,193	1,227
Total current assets	34,073	42,882

Property and equipment, net	202,185	182,298
Other assets	127	—
Total assets	$236,385	$225,180

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,906	$13,382
Purses due horsemen	4,622	9,689
Accrued liabilities	9,498	11,940
Payable to Dover Motorsports, Inc.	—	18
Income taxes payable	—	341
Deferred revenue	363	98
Total current liabilities	26,389	35,468

Revolving line of credit	105,000	92,425
Liability for pension benefits	2,447	2,510
Deferred income taxes	5,226	5,178
Total liabilities	139,062	135,581

Stockholders’ equity:
Common stock	1,481	1,474
Class A common stock	1,700	1,700
Additional paid-in capital	462	63
Retained earnings	93,953	86,640
Accumulated other comprehensive loss	(273)	(278)
Total stockholders’ equity	97,323	89,599
Total liabilities and stockholders’ equity	$236,385	$225,180

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2008	2007

Operating activities:
Net earnings	$11,019	$13,285
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	4,860	3,477
Amortization of credit facility origination fees	18	18
Stock-based compensation	527	454
Deferred income taxes	87	(312)
Changes in assets and liabilities:
Accounts receivable	1,802	1,772
Due from State of Delaware	4,840	5,338
Inventories	(191)	16
Prepaid expenses and other	(279)	(613)
Receivable from/payable to Dover Motorsports, Inc.	(19)	(47)
Prepaid income taxes/income taxes payable	(560)	(203)
Accounts payable	246	(566)
Purses due horsemen	(5,067)	(4,332)
Accrued liabilities	(2,442)	(2,184)
Deferred revenue	265	75
Other liabilities	(63)	(75)
Net cash provided by operating activities	15,043	16,103

Investing activities:
Capital expenditures	(26,469)	(26,852)
Purchase of available-for-sale securities	(100)	—
Net cash used in investing activities	(26,569)	(26,852)

Financing activities:
Borrowings from revolving line of credit	94,215	93,605
Repayments of revolving line of credit	(81,640)	(83,155)
Dividends paid	(3,178)	(2,939)
Repurchase of common stock	(1,040)	(119)
Proceeds from stock options exercised	366	1,030
Excess tax benefit on stock awards	25	63
Net cash provided by financing activities	8,748	8,485

Net decrease in cash	(2,778)	(2,264)
Cash, beginning of period	22,456	20,020
Cash, end of period	$19,678	$17,756